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                                                                   EXHIBIT 10.19

                 DEPOSIT ASSUMPTION AND LOAN PURCHASE AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into as of the 7th day of August, 2003, by and between Korea Exchange Bank, Seoul, Republic of Korea ("Seller") and Nara Bank, N.A., Los Angeles, California ("Buyer").

         WHEREAS, Seller and Buyer have entered into a letter of intent dated as of July 18, 2003;

         WHEREAS, Seller desires to divest itself of, and Buyer desires to assume, the deposit liabilities of the Broadway Branch, located at 49-51 West 33rd Street, New York, New York (the "Branch Office") of Seller, including personal checking and savings accounts, passbook savings accounts, business checking accounts, club savings accounts, NOW accounts, money market accounts, time deposits and IRA accounts (the "Accounts"), listed on Schedule A (which list is subject to change between the date hereof and the Closing Date consistent with the other terms and conditions of this Agreement);

         WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain loans (the "Loans") (including collateral relating thereto and including overdraft lines of credit and letters of credit) listed on Schedule B and Schedule C (which lists are subject to change between the date hereof and the Closing Date consistent with the other terms and conditions of this Agreement); and

         WHEREAS, subject to the receipt of regulatory approvals or exemptions therefrom, Buyer proposes to assume the Accounts and purchase the Loans, all in accordance with the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

1.       CLOSING.

         (a) DATE. Subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the "Closing") to be held at the offices of Seller on the first
Friday after thirty (30) calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired, , or at such other place, time or date on which the parties mutually agree (the "Closing Date"). The effective time (the "Effective Time") shall be as of the close of business on the Closing Date.

         (b) DOCUMENTS, INSTRUMENTS, CERTIFICATES, ETC. TO BE DELIVERED BY THE PARTIES AT THE CLOSING. At the Closing, the parties shall deliver the documents required by Sections 6 and 7 hereof. In order to assign each Loan to Buyer, on or prior to Closing Seller will endorse the promissory note associated with each transferred Loan. On or prior to Closing, Seller will also prepare and execute assignments of trust deeds and amendments of Uniform Commercial Code filings. Buyer will be responsible for the filing of any such assignments and amendments following the Closing. After delivery of all documents pursuant to the foregoing, the Estimated

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Payment Amount (defined in subsection 3(b) below) shall be made by wire transfer on or before 4:00 p.m., pursuant to subsection 3(b) hereof. The calculation of balances of the Accounts, the Loans and the Payment Amount (defined in subsection 3(a) below) shall be as of the Effective Time.

2.       TRANSFER OF ASSETS AND LIABILITIES.

         (a)      ASSUMPTION OF ACCOUNTS.

         Buyer shall assume, as of and at the Effective Time and subject to the terms and conditions set forth herein, liability for payment and performance of all of Seller's duties, responsibilities, obligations and liabilities for the Accounts (including accrued but unpaid or uncredited interest thereon). Seller shall assign and transfer to Buyer all of its right, title and interest in the records and relationships pertaining to the Accounts. Other than those liabilities specifically assumed under this Section 2(a), Buyer is not assuming any other liabilities or obligations of Seller, whether known or unknown, disclosed or undisclosed, contingent or otherwise, which have arisen or may arise or be established in connection with the conduct of business of Seller prior to the Closing Date or thereafter (the "Excluded Liabilities"). Excluded Liabilities includes, but is not limited to the following:

                           (i)      Seller's cashier checks, accounts which are
on overdraft status (other than those with overdraft lines of credit), money orders, traveler's checks and any cash items paid by Seller and not cleared prior to the Effective Time; and

                           (ii)     Liabilities or obligations with respect to
any litigation, suits, claims, demands or governmental proceedings related to any fact, circumstance or event occurring prior to Closing and relating to the Accounts or Loans;

                           (iii)    All liabilities and obligations of Seller
arising out of Seller's employment, or Seller's termination of employment, of employees of the Branch Office including without limitation Seller's compliance with all applicable laws relating to employment, payment of all compensation, payroll taxes, and benefits, obligations for providing COBRA health plan continuation coverage to former employees and their dependents, and giving any required notices under the Worker Adjustment and Retraining Notification Act of 1988, as amended, including similar state or local laws with respect to mass layoffs or similar events.

         (b)      PURCHASE OF LOANS.

                           (i)      Seller shall sell, assign, transfer, convey
and deliver to Buyer, and Buyer shall purchase and accept from Seller, as of and at the Effective Time and subject to the terms and conditions set forth herein, all of Seller's right, title and interest in the following loans, including any collateral, deeds of trust and security agreements related thereto:

                                    a.       Those loans that are listed on
         Schedule B as of the date of this Agreement and that do not become Schedule C Loans or Excluded Loans between the date of this Agreement and the Closing Date;

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                                    b.       Those loans that Seller makes on or
         after the date of this Agreement and that Buyer agrees to list on Schedule B (collectively with the loans described in subsection (a), the "Schedule B Loans");

                                    c.       The Schedule C Loans, as defined in
         subsection (ii) below; and

                                    d.       Those letters of credit of Seller
         listed on Schedule B hereto (the "Letters of Credit").

                           (ii)     For a period of five (5) days commencing on
a date that is within one (1) week of the date of this Agreement, Buyer shall have the opportunity to perform due diligence on the loans and the Letters of Credit listed on Schedule B as of the date of this Agreement, to identify those loans and Letters of Credit that Buyer determines in good faith do not meet Buyer's credit or other standards ("Other Loans"), and to delete such Other Loans or Letters of Credit from Schedule B. Other Loans also include (a) loans 30 calendar days or more past due; (b) loans that Seller has classified as "substandard," "doubtful," or "loss," listed as "special mention," or otherwise not graded as "pass"; (c) nonaccruals (which term shall include loans in which the collateral securing the same has been repossessed or in which collection efforts have been instituted or claim and delivery or foreclosure proceedings have been filed); (d) loans upon which insurance has been force-placed; (e) loans in connection with which the borrower has filed, or has been forced to file, a petition or relief under the United States Bankruptcy Code prior to the Effective Time; (f) loans which are overdrafts (other than overdraft lines of credit) and that have been on overdraft status for 30 days or more; and (g) all loans that Seller makes or renews on or after the date of this Agreement and that Buyer does not agree to list on Schedule B. Buyer and Seller agree to negotiate in good faith reasonable terms for Buyer to acquire the Other Loans at the Closing. If prior to Closing, Buyer and Seller agree upon reasonable terms for Buyer to acquire any of the Other Loans, Buyer shall list such Other Loans on Schedule C (the "Schedule C Loans") along with the negotiated price therefore, and Buyer and Seller shall duly execute Schedule C. Any Other Loans not listed in Schedule C shall constitute "Excluded Loans" and Buyer shall not have any responsibility whatsoever with respect thereto.

                           (iii)    Buyer shall become the beneficiary of credit
life insurance written on direct consumer installment loans and coverage will continue to be the obligation of the current insurer after the Effective Time and for the duration of such insurance as provided under the terms of the policy or certificate. If Buyer becomes the beneficiary of credit life insurance written on direct consumer installment loans, Seller and Buyer shall cooperate in good faith to develop a mutually satisfactory method by which the current insurer will make rebate payments to and satisfy claims of the holders of such certificates of insurance after the Effective Time. The parties' obligations in this section are subject to restrictions contained in existing insurance contracts as well as applicable laws and regulations.

                           (iv)     As of the Effective Time, Seller shall
transfer and assign all files, documents and records related to the Loans (and collateral related thereto) to Buyer.

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                           (v)      Buyer shall after the Effective Time make
trade receipt loans and/or acceptances under the Letters of Credit in accordance with the terms of such Letters of Credit which are listed on Schedule B on the Effective Time.

         (c) BOOKS AND RECORDS. From and after the Closing, Buyer will have the right to possession of any and all files, books of account and records directly relating to the Loans and the Accounts which are ordinarily maintained at the Branch Office. All books and records relating to the Loans or Accounts will be maintained for a period at least equal to the longer of the period required by law or the normal retention period under Seller's or Buyer's (as the case may be) records management program, unless the parties agree to a shorter period.

         (d)      IRA ACCOUNTS.

                           (i)      Included in the Accounts are IRA accounts
(which the parties acknowledge includes SEP IRA accounts, SIMPLE IRA accounts and any other type of retirement account reflected on the general ledgers of the Branch Office) pursuant to which Seller is currently acting as trustee or custodian.

                           (ii)     On or before the Closing Date, Seller shall
resign as of the close of business on the Closing Date as the trustee or custodian, as applicable, of each IRA account and to the extent permitted by the documentation governing each such IRA account and applicable law, appoint Buyer as successor trustee or custodian, as applicable. Buyer hereby accepts each such trusteeship or custodianship under the terms and conditions of Buyer's plan documents for its IRA accounts and assumes all fiduciary and custodial obligations with respect thereto as of the close of business on the Closing Date. Within such period prior to the Closing Date as is required by applicable law or regulation, Seller will, at its sole cost and expense, notify the depositors who maintain such IRA accounts of Seller's intent to resign as custodian as of Closing and to appoint Buyer as successor custodian and the discharge and release of Seller from all liabilities as custodian from and after the effective time of its resignation. Such notification shall include such information as is required by the documentation governing each such IRA account and be accompanied by all such documents necessary to effect such replacement and release and to Buyer's master agreement. If, pursuant to the terms of the documentation governing any such IRA account or applicable law, Seller is not permitted to appoint Buyer as successor trustee or custodian, or the grantor objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Buyer, all deposit liabilities of Seller held under such IRA accounts shall be excluded from the Accounts and deemed an Excluded Liability.

         (e)      EMPLOYEES.

                           (i)      Employment by Buyer. Buyer shall have the
right to make offers of employment to any employees of Seller, such employment to be effective no earlier than the Closing Date, and shall make offers to at least one-half of Seller's employees as of the date of this Agreement. Notwithstanding anything in this Agreement to the contrary, Buyer shall have complete discretion in determining which employees to hire and will hire such employees at will subject to Buyer's current employment policies and practices, provided however, that Buyer agrees not to terminate any of Seller's employees that accept Buyer's offer of employment for a

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period of one year after the Closing Date, unless terminated for cause, as reasonably determined by Buyer.

                           (ii)     Obligations of Seller. Seller shall,
effective as of the Closing Date, terminate the employment of all employees who have been offered and have accepted employment with Buyer. Seller shall perform and discharge all liabilities and obligations in connection with such employees through the Closing Date, including giving any required notices, paying all compensation or other amount owed to such employee through the Closing Date, including wages, bonuses, commissions, severance benefits, vacation pay, paid time off, sick leave, holiday pay, or other accrued and vested paid time off as of the Closing Date, employee benefit plan contributions, payroll taxes and any other form of compensation or benefits of any type or nature on account of such employees' employment through the Closing Date and their termination by Seller. Seller shall remain responsible and shall perform and discharge all liabilities and obligations of any type or nature in connection with all other employees of Seller that are not employed by Buyer and Buyer shall have no liability or obligations with respect thereto.

3.       PRICE AND PAYMENT.

         (a)      PAYMENT AMOUNT.

                           (i)      The price to be paid by Seller in
consideration of the assumption of the Accounts by Buyer in accordance with this Agreement (the "Account Payment Amount") shall be an amount equal to one hundred percent (100%) of the net book value of the Accounts assumed by Buyer at the Effective Time, which book value shall include the total principal balance of the Accounts at the Effective Time plus accrued but uncredited or unpaid interest thereon, minus accrued but uncredited debits thereon, minus a premium ("Premium") paid by Buyer calculated pursuant to the formula set forth in Appendix I hereto.

                           (ii)     The price to be paid by the Buyer in
consideration of the transfer of the Loans to the Buyer in accordance with this Agreement (the "Loan Payment Amount") shall be the sum of the following, without duplication: (a) an amount equal to one hundred percent (100%) of the net book value of the Schedule B Loans (excluding Letters of Credit), as recorded on the books and records of the Seller, which books and records shall reflect any write-downs or write-offs, and as adjusted by all earned interest as of the Effective Time and otherwise as required by generally accepted accounting principles consistently applied ("GAAP"), plus (b) the negotiated price for the Schedule C Loans as shown in Schedule C.

                           (iii)    The net amount to be paid by Seller
("Payment Amount") shall be the net of the Account Payment Amount and the Loan Payment Amount.

         (b) PAYMENT PROCEDURE. The Payment Amount shall be paid by Seller as follows:

                           (i)      Attached hereto as Schedule 3(b) is a trial
settlement statement prepared for the transaction as if the Closing Date had occurred on June 30, 2003. At the Closing, the same calculations shall be made subject to adjustments in amounts reflecting transactions made between June 30, 2003 and the Closing Date and for any other adjustments

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made in the ordinary course of business or in accordance with this Agreement.
Not less than two (2) business days prior to the Closing Date, Seller shall deliver to Buyer its good faith estimate of the Payment Amount (the "Estimated Payment Amount").

                           (ii)     At the Closing, Seller shall pay to Buyer by
wire transfer to an account designated in writing by Buyer of immediately available funds an amount equal to the Estimated Payment Amount.

                           (iii)    As soon as practicable after the Closing but
in no event later than thirty (30) business days after the Closing Date, Buyer and Seller shall, in good faith, make a final determination of the Payment Amount after the receipt by Seller of Buyer's statement setting forth the amount of the Payment Amount as determined in accordance with the provisions of this Agreement, including work papers, schedules and other supporting data as may be reasonably requested by Seller to enable it to verify such determination. If the Estimated Payment Amount paid at the Closing exceeds the Payment Amount, Buyer shall refund the excess to Seller, and, if the Payment Amount exceeds the Estimated Payment Amount paid at the Closing, Seller shall pay to Buyer the excess.

                           (iv)     Notwithstanding the provisions of subsection
3(b)(iii) hereof, and subject to the following sentence, Buyer shall reimburse Seller or Seller shall reimburse Buyer, as the case may be, for any amount by which the balance of any Account used in determining the Payment Amount did not accurately reflect the balance of such Account as of the close of Seller's books on the day before the Closing Date as a result of any error or inaccuracy in the books and records of Seller as of the close of business on such date (other than as a result of items in transit, which are to be handled as set forth in Section 10 hereof). Such reimbursement shall be made to the party entitled thereto promptly following the discovery of such error or inaccuracy; provided, however, that no reimbursement for any discrepancy shall be made after (i) the date that is ninety (90) days after the Closing Date or (ii) in the case of Accounts with maturities or withdrawal notice periods of fifteen (15) days or more, the date that is (A) one year after the Closing Date or (B) thirty (30) days after the maturity of such Accounts, whichever is earlier, provided, further, that the foregoing time limitations shall not apply if Buyer is entitled to indemnification from Seller because of the error or inaccuracy, in which case subsection 12(b) shall apply.

4.       REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller hereby represents and warrants to Buyer as follows:

         (a) ORGANIZATION; GOOD STANDING; CORPORATE AUTHORITY. Seller is a banking corporation headquartered in Seoul, Republic of Korea duly licensed, validly existing and in good standing under the laws of the Republic of Korea and has the requisite corporate power and authority to execute, deliver and perform this Agreement The Branch Office is a New York State licensed branch duly licensed, validly existing and in good standing under the laws of the State of New York.

         (b) FDIC INSURANCE. The Branch Office is an insured depository institution within the meaning of the Federal Deposit Insurance Act, as amended (the "FDI Act"), and, to the

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knowledge of Seller, other than in connection with Seller's proposed voluntary termination of the FDIC insurance upon consummation of the transactions contemplated hereby, there is no action pending or threatened to terminate its status as an insured depository institution. The Accounts are insured by the FDIC to the fullest extent permitted by the FDI Act and the rules and regulations of the FDIC thereunder.

         (c) DUE AUTHORIZATION. The execution, delivery and performance of this Agreement by Seller and the consummation of the transaction contemplated hereby by Seller have been duly and validly authorized and approved by Seller in accordance with its charter, bylaws or similar organizational documents and internal policies and procedures and all requisite corporate actions have been taken so that this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity). The execution, delivery and performance of this Agreement does not and will not conflict with any law, regulation or order applicable to Seller and will not result in a breach of Seller's charter, bylaws or similar organizational document or any license or of any agreement or instrument to which Seller is a party or by which Seller or the Accounts are bound.

         (d) NO VIOLATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller do not conflict with or result in any breach, violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the charter, bylaws or similar organizational documents of Seller, (b) any material contract to which Seller is a party or bound or by which any of its properties is bound, or (c) any judgment, order, decree, statute, law, ordinance, rule, regulation, writ or injunction applicable to Seller.

         (e) CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Federal, state or local government or any foreign, national, provincial or local government, or any governmental, regulatory, legislative, executive or administrative authority, agency or commission, or any court, tribunal, or judicial body or any other person, including a party to any material contract with Seller, is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than any filings with or approval or waiver of approval by the Office of the Controller of the Currency, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the banking department of the State of New York, the Korean Ministry of Finance and Economy and the Korean Financial Supervisory Service.

         (f) PERMITS. Seller has all licenses, franchises, permits, certificates, approvals or other similar authorizations affecting, or relating in any way to, the assets or business of Seller required in connection with the operation of the Branch Office, and all such licenses, franchises, permits, certificates, approvals or other similar authorizations are valid and in full force and effect, except where failure to do so would not have a material adverse effect on the Branch Office.

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         (g)      ACCOUNTS, LOANS AND LISTS.

                           (i)      Seller has delivered to Buyer a true and
complete list of each Account as of the date of this Agreement (it being acknowledged by Buyer that such list is subject to change between the date hereof and the Closing Date), listing the balance of each Account as of the most recent practicable date, the interest rate, the accrued interest thereon, and the type of Account (the "Account List," attached as Schedule A hereto). Seller also has delivered to Buyer a true and complete copy of the account forms for all Accounts.

                           (ii)     Seller has delivered to Buyer a true and
complete list of each Loan as of the date of this Agreement (it being acknowledged by Buyer and Seller that such list is subject to change between the date hereof and the Closing Date), listing the principal balance of each Loan as of the most recent practicable date, the interest rate, the earned interest thereon, the Account or other collateral which secures each Loan, and the type of Loan (the "Loan List," attached as Schedule B hereto and as of Closing, Schedules B and C). Seller also represents that Seller has timely booked any write-downs and write-offs as required by GAAP and any applicable rules or regulations.

         (h) NO BROKER. No agent, broker, investment banker, person or firm retained or allegedly retained by Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with any of the transactions contemplated herein.

         (i)      VALIDITY OF LOANS.

                           (i)      Seller has provided to Buyer true, complete
and accurate information concerning the Loans, and no material information with respect to the Loans has been withheld from Buyer.

                           (ii)     (A) Each Loan and related security
instruments are a legal, valid and binding obligation of the obligor named therein, are in full force and effect and are enforceable against the obligor named therein in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief); (B) Seller has good title to and is the sole owner of record of each Loan as of the date of this Agreement and of the indebtedness represented by the notes evidencing such Loans, and each is free of any lien, encumbrance or claim by any other person; (C) Seller has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; (D) all documents and agreements necessary for Seller to enforce such Loan and security instruments are in existence and in Seller's possession; (E) no claims, counterclaims, set-off rights or other rights exist, nor do the grounds for any such claim, counterclaim, set-off rights or other rights exist, with respect to any Loan which could impair the collectibility thereof; (F) each Loan has been, in all material respects, originated and serviced in accordance with Seller's then applicable underwriting guidelines, the terms of the relevant credit documents and agreements; (G) all Loans are in compliance with all applicable laws, orders and regulations and have been documented in such a manner so as to render the rights and remedies of the secured parties named in the security

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instruments related thereto adequate for the realization against the collateral, if any, securing the obligations of such Loan (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief); and (H) to the knowledge of Seller, no approval or consent of the borrower is required with respect to the transfer to Buyer of any Loan.

         (j) ACCOUNTS. Seller has properly accrued interest on the Accounts and its records respecting the Accounts accurately reflect such accruals of interest except where failure to do so would not have a material adverse effect on the Branch Office. Seller has delivered to Buyer a true and correct copy of the current account forms for each of the types of Accounts offered by Seller out of the Branch Office.

         (k) LITIGATION. There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against or affecting the Accounts or Loans. Seller has not received notice from any governmental agency, instrumentality or department of the United States, the State of New York or any other state indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

         (l) COMPLIANCE WITH APPLICABLE LAW. The origination and administration of the Accounts and the Loans have been and are being conducted in compliance with all applicable laws, rules, regulations and authorities, except where failure to do so would not have and would not be reasonably expected to have in the aggregate a material adverse affect on the Accounts or the Loans.

         (m) EMPLOYEES. None of Seller's employees at the Branch Office are party to any written employment or deferred compensation agreement with Seller or any affiliate. Seller has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups.

         (n) BRANCHES. Seller has no other branches or loan production offices within a twenty mile radius of the Branch Office except a wholesale branch located on the 14th floor at 460 Park Avenue, New York, New York (the "Park Avenue Wholesale Branch") nor does Seller currently contemplate opening a branch or loan production office within a twenty mile radius of the Branch Office.

         (o) REPRESENTATIONS COMPLETE. No representation or warranty by Seller in this Agreement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

5.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer hereby represents and warrants to Seller as follows:

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         (a)      ORGANIZATION; GOOD STANDING; CORPORATE AUTHORITY. Buyer is a
national bank, duly organized, validly existing and in good standing under the laws of the United States and has the requisite corporate power and authority to execute, deliver and perform this Agreement.

         (b) FDIC INSURANCE, ETC. Buyer is an insured depository institution within the meaning of the FDI Act. There is no action, suit, proceeding, inquiry or investigation, at law or equity, or before or by any court, regulatory agency, public board or body pending or, to the best of Buyer's knowledge, threatened, which would either prevent or materially delay the consummation of the transactions contemplated hereby.

         (c) DUE AUTHORIZATION. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized and approved and all requisite corporate actions have been taken so that this Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights in general,
(ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity), and (iii) as to the approval of the Board of Directors of Buyer, which is a condition to closing in Section 6(e). The execution, delivery and performance of this Agreement does not and will not conflict with any law, regulation or order applicable to Buyer and will not result in a breach of Buyer's charter, bylaws or of any agreement or instrument to which Buyer is a party or by which Buyer is bound.

         (d) NO BROKER. No agent, broker, investment banker, person or firm retained or allegedly retained by Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with any of the transactions contemplated herein.

         (e) LEGAL PROCEEDINGS. There are no actions, suits or proceedings pending or, to the knowledge of Buyer, threatened against or affecting Buyer which would have or be reasonably expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement. Buyer has not received notice from any governmental agency, instrumentality or department of the United States or any state indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

         (f) REPRESENTATIONS COMPLETE. No representation or warranty made or given by Buyer in this Agreement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

6.       CONDITIONS TO OBLIGATIONS OF BUYER.

         The obligations of Buyer hereunder are subject to the satisfaction or waiver, on or before the Closing, of the following conditions:

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         (a)      PERFORMANCE. Each of the acts and undertakings of Seller to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.

         (b) REPRESENTATIONS. All of the representations and warranties made by Seller herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made as of such date.

         (c) ABSENCE OF PROCEEDINGS AND LITIGATION. No order shall have been entered and remain in force at the Closing Date restraining or prohibiting the transactions contemplated by this Agreement in any legal, administrative or other proceeding and no action or proceeding shall have been instituted or threatened on or before the Closing Date pertaining to the transactions contemplated by this Agreement which, in the reasonable judgment of Buyer, could be materially adverse to Buyer or Buyer's assumption of the Accounts.

         (d) DOCUMENTS. Buyer shall have received at the Closing on the Closing Date the following documents from Seller:

                           (i)      Written approval by Seller's head office
certified by an officer of Seller, authorizing the signing and delivery of this Agreement and the other agreements and instruments referred to herein and the consummation of the transactions contemplated hereby and thereby;

                           (ii)     A certificate signed by a duly authorized
officer of Seller stating that the conditions set forth in subsections 6(a) and 6(b) have been fulfilled;

                           (iii)    An Assignment and Assumption Agreement
substantially in the form of Exhibit A hereto.

                           (iv)     A Bill of Sale substantially in the form of
Exhibit B hereto.

                           (v)      Such other documents and instruments as
Buyer or its counsel may reasonably request to consummate the transaction contemplated herein.

         (e) BOARD APPROVAL. Buyer's Board of Directors shall have approved this Agreement.

7.       CONDITIONS TO OBLIGATIONS OF SELLER.

         The obligations of Seller hereunder are subject to the satisfaction or waiver, on or before the Closing, of the following conditions:

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

         (a) PERFORMANCE. Each of the acts and undertakings of Buyer to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.

         (b) REPRESENTATIONS. All of the representations and warranties made by Buyer herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made as of such date.

         (c) ABSENCE OF PROCEEDINGS AND LITIGATION. No order shall have been entered and remain in force at the Closing Date restraining or prohibiting the transactions contemplated by this Agreement in any legal, administrative or other proceeding and no action or proceeding shall have been instituted or threatened on or before the Closing Date pertaining to the transactions contemplated by this Agreement which, in the reasonable judgment of Seller, could be materially adverse to Seller.

         (d) DOCUMENTS. Seller shall have received at the Closing Date the following documents from Buyer:

                           (i)      Resolutions of Buyer's Board of Directors
certified by Buyer's Secretary or an Assistant Secretary, authorizing the signing and delivery of this Agreement and the other agreements and instruments referred to herein and the consummation of the transactions contemplated hereby and thereby;

                           (ii)     A certificate signed by a duly authorized
officer of Buyer stating that the conditions set forth in subsections 7(a) and 7(b) have been fulfilled;

                           (iii)    The Assignment and Assumption Agreement; and

                           (iv)     Such other documents and instruments as
Seller or its counsel may reasonably request to consummate the transaction contemplated herein.

8.       CONDITIONS TO OBLIGATIONS OF BOTH PARTIES.

         The obligations of both parties to this Agreement are subject to the condition that all filings and registrations with, and notifications to all federal and state authorities (including any notifications to Korean authorities) required for consummation of the transactions contemplated by this Agreement, shall have been made, all regulatory approvals shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

9.       COVENANTS AND AGREEMENTS OF THE PARTIES.

         (a) COOPERATION. Seller and Buyer each agree to cooperate with the other and to use their commercially reasonable efforts to consummate the transactions contemplated by this Agreement.

         (b) CONDUCT OF BUSINESS PRIOR TO CLOSING. Except as provided herein and as may be otherwise required by any regulatory authority, between the date of this Agreement and the Closing Date, Seller will conduct its deposit business in the ordinary course and substantially in the same manner as heretofore conducted. Buyer and Seller will work together to define and implement the operational procedures necessary to transfer the Accounts and Loans to Buyer. Within two (2) days after the execution of this Agreement, Buyer and Seller will each designate an individual to serve as liaison concerning operational matters. Seller will use its commercially reasonable efforts in good faith to provide Buyer, on a monthly basis, Seller's internal loan classifications for the Loans. From and after the date hereof through the Closing Date, except as may be required by a regulatory authority, Seller will not, without the prior written consent of Buyer:

                           (i)      Cause or permit the Branch Office to engage
or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business consistent with past practice;

                           (ii)     Cause or encourage any customer of the
Branch Office to transfer such customers Accounts or Loans to any office of Seller or withdraw from such Accounts or pay down such Loans (except upon the unsolicited request of a customer in the ordinary course of business);

                           (iii)    Effect any changes to the terms of any
Account, including in the interest rate applicable thereto, except for changes in the ordinary course of business;

                           (iv)     Cause or permit the Branch Office to
transfer to Seller's other operations any Loans or Accounts (except pursuant to an unsolicited customer request in the ordinary course of business);

                           (v)      Take any action that would cause the
termination of or reduction in coverage of any insurance policy currently in effect on or relating to the Loans or Accounts; and

                           (vi)     Increase the number of personnel at the
Branch Office.

         (c) ACCESS TO RECORDS AND INFORMATION. Between the date of this Agreement and the Closing Date, Seller will afford Buyer and its authorized agents and representatives reasonable access during normal business hours, upon reasonable notice to Seller, to records and other information within Seller's possession relating to the Accounts and the Loans. Seller shall provide to Buyer assistance in Buyer's investigation of matters relating to the Accounts and the Loans; provided, however, Buyer's investigations shall be conducted in a manner which does not unreasonably interfere with Seller's normal operations, customers and employee relations. Seller shall provide to Buyer information requested by Buyer sufficient to prepare and deliver necessary change of terms notices in sufficient time to allow for changes to the terms of the Accounts effective upon transfer to Buyer. Seller shall provide full access to the books and records necessary for servicing of the Accounts and the Loans commencing immediately after close of business on the business day immediately preceding the Closing Date for transfer to Buyer's premises. Buyer and Seller will provide each other promptly with information as to any significant developments in the performance of this Agreement and will promptly notify the other if either discovers that any of its representations or warranties contained in this Agreement was not true and correct in all material respects or becomes untrue or incorrect in any material respect.

         (d) REGULATORY APPLICATIONS AND APPROVALS. Buyer and Seller shall file initial regulatory applications and notices required to consummate the transactions contemplated hereby as soon as reasonably practicable, but no later than five (5) business days from the date hereof. Buyer and Seller agree to use their commercially reasonable efforts to obtain and, where necessary, to assist the other party in obtaining as promptly as practicable such regulatory approval and other approvals or consents, if any, as may be necessary to consummate the transactions contemplated hereby. The parties shall promptly notify the other upon receipt of any regulatory approval or consent. Immediately following the Closing Date, Seller shall request that the FDIC terminate its FDIC insurance of the Branch Office.

         (e) COMPUTER SERVICES: TRIAL BALANCES. Buyer and Seller shall cooperate with each other and any applicable service bureau and shall use their commercially reasonable efforts to cause the transfer on the Closing Date of all information and records relating to the Accounts and the Loans from Seller's computer system to Buyer's computer system. Seller agrees to deliver to Buyer within one week of executing this Agreement a preliminary draft of certain data processing information (the "DP Information") then in existence on Seller's data processing system that relates to the Accounts and Loans. Additionally, Seller agrees to deliver to Buyer within 30 days prior to and at the Closing Date all DP Information on Seller's data processing system that relates to the Accounts and Loans.

         (f) DELINQUENT LOAN REPORT. At Closing, Seller will deliver to Buyer a report listing each transferred Loan that, as of such date, is 60 days delinquent and each transferred Loan that, as of such date, is 30 days delinquent.

         (g) FURTHER ASSURANCES. On and after the Closing Date, upon Buyer's request, Seller shall execute, acknowledge and deliver such assurances as may be reasonably necessary and appropriate to transfer all of the Accounts in full to Buyer and to vest in Buyer full, legal and equitable title to all of the Loans, including without limitation providing Buyer with access to any documents, records and other information in Seller's possession that are not already provided to Buyer and reasonably related to the Accounts or Loans. From the date hereof through Closing, Seller will provide Buyer all reasonable assistance requested by Buyer in order to effect as of Closing the orderly transfer of the Accounts and Loans, including providing information reasonably requested by Buyer to enable Buyer to provide the notifications and documents necessary hereunder or to effect the transfer, and except as otherwise provided in this Agreement, for a period of three (3) months after the Closing Date, Seller will provide such similar reasonable assistance to Buyer to effect the orderly transfer of the Accounts and Loans.

         (h) CONSENTS. Except as otherwise provided by this Agreement, Seller will use its commercially reasonable efforts to obtain and deliver to Buyer prior to Closing all consents reasonably necessary, if any, to authorize the transfer and assignment to Buyer of, or the substitution of Buyer for Seller under, all Account agreements, Loans and related documents.

         (i) TAX INFORMATION AND WITHHOLDING. All tax information reporting and filing requirements and all tax withholding requirements with respect to the Accounts and Loans are the responsibility of Seller up to and through the Closing Date and the responsibility of Buyer thereafter.

         (j) EXCLUSIVITY. Neither Seller, nor any of its directors, executive officers, lawyers or accountants or other representatives will, directly or indirectly, encourage or solicit proposals or discussions with, or enter into negotiations with, or provide any information to, any person, entity or group other than Buyer concerning any sale or assumption of the Loans or Accounts or concerning any other possible transaction which would preclude or materially adversely affect the ability of Seller or Buyer to consummate the purchase and assumption of the Loans and Accounts contemplated by this Agreement. Neither Seller, nor any of its directors, executive officers, lawyers or accountants or other representatives have taken since July 18, 2003, any of the actions described in this section.

10.      ITEMS IN TRANSIT; TRANSITIONAL MATTERS.

         (a) RETURNED ITEMS. Except as provided in this subsection, Buyer shall obtain the benefit of and shall bear the risk of all checks, drafts, withdrawal orders, and items of any kind which are deposited and credited to an Account by Seller prior to Closing ("Deposit Items") relating to or originating from the Accounts which are in transit as of the Effective Time. Any Deposit Items that were credited for deposit to an Account prior to the Effective Time and are returned unpaid ("Returned Item") on or after the Effective Time will be handled in following manner.

                           (i)      If there are sufficient funds in the Account
to which such Returned Item was credited, and Buyer has a right of charge-back against such Account, Buyer will debit any or all of such Account an amount equal in the aggregate to such Returned Item and shall repay that amount to Seller, reduced however, by the amount of the Premium, if any, attributable to such Returned Item; or

                           (ii)     If there are not sufficient funds in the
Account, Buyer will use its commercially reasonable efforts to obtain reimbursement from the party to whom the Returned Item was credited, but Buyer will have no obligation to repay Seller an amount in excess of what is in the Account unless and until Buyer obtains reimbursement from the party liable for such Returned Item.

                           (iii)    Any repayment obligation of the Buyer to the
Seller for Returned Items shall be conditional upon such Returned Items being debited from the Seller's account with the Federal Reserve Bank after the Closing Date. To the extent that the processing of any item or transaction pursuant to this Section 10 requires the cooperation of the other party, that party will provide such cooperation.

         (b) ACH TRANSACTIONS. Seller agrees that for a period of three (3) months following the Closing Date it will effectuate direct pay and automated clearinghouse transactions in the same manner and with the same diligence as it would have prior to the Closing Date. Seller agrees timely to provide Buyer with the daily electronic detail necessary for Buyer to timely credit or debit the customer's account and to allow Buyer to send notifications of changes. Seller and Buyer agree to a timely net daily settlement of these transactions. At the end of such four month period, Seller will discontinue accepting and forwarding ACH entries and funds and will return them to the originators marked "Account Closed." Buyer agrees to reimburse Seller for any reasonable out of pocket expenses incurred by Seller in complying with this Section.

         (c) OTHER TRANSITIONAL MATTERS. For a period of three (3) months beginning on the Closing Date, Seller shall timely provide Buyer with checks, deposits and payments it receives on the Accounts and Loans, including documentation for ACH transactions, to enable Buyer to timely pay checks drawn on the Accounts and process deposits to the Accounts and process payments on the Loans.

11.      PRESS RELEASES; CONTACT WITH DEPOSITORS.

         (a) PRESS RELEASE. Unless otherwise required by law, the parties agree that, to the extent practicable, they will cooperate on any public announcements, communications or other publicity concerning the transactions contemplated by this Agreement.

         (b)      NOTIFICATION OF CUSTOMERS.

                           (i)      Seller shall promptly but no later than one
(1) business day following receipt by the parties of all required regulatory approvals, deliver to Buyer the names and addresses of the holders of the Accounts and of the borrowers on the Loans that are to be purchased by Buyer. Buyer may use the address list to send change of terms notices within sufficient time to permit change of terms of the Accounts on the Closing Date. Buyer shall give Seller a reasonable opportunity to review and comment upon Buyer's written communications (other than portions of said communications which set forth the specific changes proposed to the terms and rates of the Accounts) to the holders of the Accounts and to the borrowers on the Loans prior to the Closing. Commencing not earlier than two (2) weeks prior to the estimated Closing Date, Buyer may commence telephone and further written communications with holders of Accounts to be assumed under this Agreement and with borrowers on the Loans to be purchased under this Agreement for the purpose of assisting such Account holders in the transition of the Accounts to Buyer. Buyer shall give Seller a reasonable opportunity to review and comment on such written communications and Buyer's script, fact sheet or any other document used in connection with such telephonic communications (other than portions of said communications which set forth the specific changes proposed to the terms and rates of the Accounts).

                           (ii)     At least two (2) weeks prior to the
estimated Closing Date, Seller will at its expense prepare and deliver a letter, in form and substance reasonably satisfactory to Buyer, informing customers and depositors of the Branch Office of the transfer of Accounts and Loans to Buyer. With respect to any customer notice which is required by applicable law or regulation to be mailed by Seller, Seller will, no later than the applicable deadline mail a letter prepared by Seller in form and substance reasonably satisfactory to Buyer to each customer.

                           (iii)    Within such period as may be required by
applicable law and regulations but no later than five (5) business days following the Closing Date, Buyer will mail to each account holder of a checking, money market deposit or NOW account: (a) a letter prepared by Buyer, in form and substance reasonably satisfactory to Seller, notifying such depositor of the transfer of his or her account to Buyer, requesting that such account holder cease writing checks or drafts against his or her Seller's account immediately following receipt of such letter (or such other period as may be required by applicable law or regulation) and (b) check order forms, replacement checks bearing Buyer's transit and routing number and any other documents to be signed by the account holder to establish a similar account with Buyer.

                           (iv)     Within five (5) business days after the
Closing Date, Buyer will mail a letter prepared by Buyer, in form and substance reasonably satisfactory to Seller, to each customer whose Loan was transferred to Buyer and requesting that such customer remit all payments on such Loan to Buyer.

                           (v)      At Buyer's option, Seller agrees to do the
mailings prior to Closing on Buyer's behalf provided that the costs of the mailings will remain the liability of Buyer.

12.      INDEMNIFICATION.

         (a) INDEMNIFICATION BY SELLER. Seller shall indemnify and hold harmless Buyer and its directors, officers, employees and affiliates from, and shall reimburse Buyer and its directors, officers, employees and affiliates for, any loss, fee, cost, expense, damage, liability or claim (including, without limitation, any and all fees, costs and expenses whatsoever, reasonably incurred by Buyer or such other persons in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any threatened or asserted claim) (hereinafter referred to as "Losses") arising out of, based upon, resulting from or relating to (i) the inaccuracy of any representation or warranty of Seller contained in Section 4 of this Agreement; (ii) Seller's breach of or failure to perform in any material respect any of its covenants or agreements contained in this Agreement; (iii) any obligation or liability of Seller arising out of the Accounts and Loans before the Effective Time which is not expressly assumed by Buyer pursuant to this Agreement, including, but not limited to, Seller's management or administration of the Accounts and Loans prior to the Effective Time (including without limitation any claims asserted after the Effective Time and attributable to the period before the Effective Time); (iv) any liability for payroll, withholding, property, excise, sales, use and transfer taxes imposed by the United States or by any other taxing authority relating to the Accounts which are due and payable by Seller for the period prior to the Effective Time; (v) any Excluded Liabilities; or (vi) any Excluded Loans.

         (b) INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Seller and its respective directors, officers, employees and affiliates from, and shall reimburse Seller and its respective directors, officers, employees and affiliates for, any loss, fee, cost, expense, damage, liability or claim (including, without limitation, any and all fees, costs and expenses whatsoever, reasonably incurred by Seller or such other persons in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any threatened or asserted claim) (hereinafter referred to as "Losses") arising out of, based upon or resulting from (i) the inaccuracy of any representation or warranty of Buyer which is contained in Section 5 of this Agreement; (ii) Buyer's breach of or failure to perform in any material respect any of its covenants or agreements contained in this Agreement, including, but not limited to, Buyer's assumption of the Accounts; (iii) any obligation or liability of Buyer arising out of the Accounts and Loans after the Effective Time, including, but not limited to, Buyer's management or administration of the Accounts and Loans after the Effective Time; or (iv) any liability for payroll, withholding, property, excise, sales, use or transfer taxes imposed by the

United States or by any other taxing authority relating to the Accounts which are due and payable by Buyer for the period after the Effective Time.

         (c) PROCEDURE. In the event of the occurrence of any event which any party asserts is an indemnifiable event pursuant to this Section 12, such party shall notify the indemnifying party promptly and, if such event involves the claim of any third party, the indemnifying party shall be entitled to assume the defense of any claim as to which this Section 12 requires it to indemnify the other party, provided that (i) the indemnified party may, if it so desires, employ counsel at its own expense to assist in the handling of such claim, and
(ii) the indemnifying party shall obtain the prior written approval of the indemnified party, which approval shall not be unreasonable withheld, before entering into any settlement, adjustment or compromise of such claim or ceasing to defend against such claim.

         (d)      SURVIVAL OF REPRESENTATIONS.

         All of the representations and warranties in this Agreement shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and shall continue in full force and effect until the first anniversary of the Closing Date, except that all representations and warranties relating only to the Accounts in Section 4(b), 4(g)(i), and 4(j) shall survive the Closing and continue in full force and effect until the end of the sixth full month after the Closing Date. After the applicable survival period, all such representations and warranties shall terminate and be of no further force and effect, other than claims for indemnification with respect to which notice has been given to the indemnifying party prior to the end of the applicable survival period.

         (e) SURVIVAL OF INDEMNIFICATION OBLIGATIONS. After the first anniversary of the Closing Date, all indemnification obligations hereunder shall terminate and be of no further force and effect, other than (i) claims for indemnification with respect to which notice has been given to the indemnifying party prior to such anniversary (or prior to the time provided in Section 12(d), as applicable) and (ii) claims for indemnification arising from or relating to any claim or claims asserted by a third party (i.e., asserted against Buyer by a party other than Seller, or asserted against Seller by a party other than Buyer) which shall survive until expiration of the applicable statute of limitations.

13.      TERMINATION.

         (a) TERMINATION EVENTS. This Agreement shall terminate and be of no further force or effect, upon the occurrence of any of the following:

                           (i)      Any regulatory authority whose consent or
approval is necessary for consummation of the transactions contemplated hereby shall have issued a final order denying or refusing to grant any such approval or consent or shall have granted such approval but shall have imposed conditions that are or would become applicable to either Seller or Buyer that either Seller or Buyer reasonably and in good faith deems to be materially burdensome to it; or

                           (ii)     Mutual agreement of the parties evidenced in
writing; or

                           (iii)    Immediately upon the expiration of thirty
(30) days from the date that either party hereto has given notice to the other party hereto of such other party's material breach or misrepresentation of any condition, warranty, representation or covenant herein; provided, however, that no such termination shall take effect if within said thirty (30) day period the party so notified shall have corrected in all material respects the grounds for termination as specified in the aforementioned notice; or

                           (iv)     Written notice by Buyer or Seller to the
other party if the Closing shall not have taken place on or before ninety (90) days from the date of this Agreement, other than by reason of a matter within the control of the person asserting such termination provided that if, as of such date, all regulatory approvals necessary for the consummation of the transactions contemplated hereunder have been received but the Closing cannot take place because any applicable waiting period has not expired, the parties agree that this Agreement shall be extended for such period as shall be required for the expiration of such waiting period and, within a reasonable time thereafter, the Closing; or

                           (v)      Written notice by Buyer or Seller given to
the other party after entry of a final, restraining order or injunction prohibiting the assumption of the Accounts.

         (b) NO TERMINATION FOR OWN BREACH. Notwithstanding anything to the contrary herein contained, neither party hereto shall have the right to terminate this Agreement on account of its own breach or any non-material breach by the other party hereto.

14.      NOTICES.

         Any notice or other communications required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, or sent by facsimile transmission or otherwise actually delivered, addressed as follows:

                  To Seller:              Oh Kyung Kwon
                                          Regional Director
                                          Regional Headquarters for the Americas
                                          Korea Exchange Bank
                                          460 Park Avenue
                                          15th Floor
                                          New York, NY 10022
                                          Telephone: (212) 350-7404
                                          Facsimile: (212) 752-3964

                  Copy to:                Kathleen E. Topelius, Esq.
                                          Bryan Cave LLP
                                          700 13th Street, N.W.
                                          Washington, DC 20005
                                          Telephone: (202) 508-6140
                                          Facsimile: (202) 508-6200

                  To Buyer:               Jungho Kim
                                          Senior Vice President
                                          Nara Bank, NA
                                          29 W. 30th Street
                                          New York, NY 10001
                                          Telephone: (212) 563-9130
                                          Facsimile: (212) 279-0728

                  Copy to:                Michel Urich, Esq.
                                          Director of Legal Affairs
                                          Nara Bank, NA
                                          3701 Wilshire Blvd., Suite 220
                                          Los Angeles, CA 90010
                                          Telephone: (213) 235-3250
                                          Facsimile: (213) 235-3257

or such other address as shall be furnished in writing by either party.

15.      EXPENSES.

         Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses.

16.      CONFIDENTIALITY.

         Except to the extent disclosure is required by law, Buyer will maintain the confidentiality of all information obtained from Seller which is not publicly available (the "Information"), and will use the Information only for purposes reasonably related to this Agreement and the transactions contemplated herein. Buyer shall guard and protect the Information with the highest degree of care. In the event of termination of this Agreement, Buyer shall promptly deliver to Seller the Information, and all copies thereof which are in the possession or under the control of Buyer or its officers, directors, employees or agents, or (in the case of copies) certified to Seller that all such copies have been destroyed. That portion of Buyer's summaries, analysis, memoranda, correspondence, notes and other writings containing Information shall be modified to delete, destroy or render illegible material based in whole or in part on such Information and the deletion, destruction and/or rendering of portions of said material illegible shall be certified to Seller. The mutual covenants contained in this Section shall survive termination of this Agreement.

17.      ENTIRE AGREEMENT, MODIFICATIONS, WAIVERS, HEADINGS.

         This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith, and confers no rights or benefits upon any person not a party hereto. No modification or termination of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Section and subsection headings are not to be considered part of this Agreement, are solely for convenience of reference, are not intended to be full or accurate descriptions of the contents of any section or subsection.

18.      SUCCESSORS AND ASSIGNS.

         All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns, but rights under this Agreement may not be assigned and duties hereunder may not be delegated by either party without the written consent of the other. Nothing herein, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

19.      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

20.      NO SOLICITATION OF CUSTOMERS.

         (a) BY SELLER. Prior to the Closing, Seller will not knowingly solicit any of its customers, either directly or indirectly, to reduce, transfer or close any of the Accounts, or open deposit accounts or conduct any type of business at other branches of the Seller that are not the subject of this Agreement. For a period of twelve (12) months following the Closing Date, Seller will not, directly or indirectly, knowingly solicit deposits or loans, whether by the use of direct mail, telemarketing programs or other marketing methods, specifically directed at former customers whose Accounts and Loans were transferred to Buyer. For a period of twelve (12) months following the Closing Date, Seller will not open a branch or loan production office located within the State of New York and within a twenty (20) mile radius of the Branch Office. Notwithstanding the previous sentence, nothing herein will prohibit Seller from soliciting customers who are also customers of other operations of Seller or other products offered by Seller and through general marketing campaigns not directed at persons whose Accounts or Loans were transferred to Buyer. The parties agree that the covenants in this Section 20 are reasonable in scope, territory, and duration. If any court of competent jurisdiction shall at any time deem any covenant herein too broad or lengthy, the duration or scope of such covenant shall be deemed to be the longest and broadest permissible by law under the circumstances.

         (b) BY BUYER. From and after the date hereof and up to the Closing Date, Buyer will not cause or encourage any customer of the Branch Office to transfer such customer's Accounts or Loans to any office of Buyer.

21.      GOVERNING LAW.

         This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to the principles of the conflicts of laws, except to the extent matters may be governed as a matter of law by federal law. FURTHERMORE, THE PARTIES EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS

AGREEMENT, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY A PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH ACTION OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

22.      CONSENT TO JURISDICTION; WAIVER OF IMMUNITIES.

         Each party hereby irrevocably submits to the nonexclusive jurisdiction of any state or federal court sitting in the City of New York, borough of Manhattan, U.S.A., in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement. Seller irrevocably appoints CT Corporation System, with an office on the date hereof at 111 Eighth Avenue, New York, NY 10011, U.S.A., as its agent for service of process to receive on behalf of Seller and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to Seller in care of such process agent, at the address of such process agent stated above, and Seller hereby irrevocably authorizes and directs such process agent to accept such service on its behalf. Each party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party by registered or certified mail at its address in accordance with Section 14 hereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In addition, each party hereby irrevocably waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in any such action or proceeding in any state or federal court sitting in the City of New York, borough of Manhattan, U.S.A., and hereby further irrevocably waives any claim that any such forum is an inconvenient forum. Each party agrees that a final judgment in any such action or proceeding that is no longer subject to appeal shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

         Nothing in this section shall impair the right of any party to bring any action or proceeding against the other or its property in the courts of any other jurisdiction, and each party irrevocably submits to the nonexclusive jurisdiction of the appropriate courts of the jurisdiction sitting in any place where the property or an office of such party is located.

         To the extent that any party or any of its property has or may hereafter acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) under the laws of any jurisdiction, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement and agrees that it shall be subject to civil and commercial law with respect to such obligations.

23.      SEVERABILITY.

         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

24.      ATTORNEYS' FEES.

         If any litigation with respect to the obligations of the parties under this Agreement results in a final nonappealable order of a court of competent jurisdiction that results in a final disposition of such litigation, the prevailing party, as determined by the court ordering such disposition, shall be entitled to reasonable attorneys' fees and costs of suit, including appeal, as shall be determined by such court.

                   [Rest of the page left intentionally blank]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              SELLER:

                              KOREA EXCHANGE BANK

                              By:___________________________________________
                              Name:_________________________________________
                              Title:________________________________________

                              BUYER:

                              NARA BANK, NATIONAL ASSOCIATION

                              By:___________________________________________
                              Name:_________________________________________
                              Title:________________________________________

                                   SCHEDULE A

                                  ACCOUNT LIST

                                   SCHEDULE B

                                    LOAN LIST

                                   SCHEDULE C

                                    LOAN LIST

(To be prepared after due diligence)

                                   APPENDIX I

1. Eight percent (8%) of the Average Balance of all Accounts listed on Schedule A on the Closing Date which balance shall exclude: (i) the Average Balance of the business checking account and money market account of Seller or any of Seller's affiliates; and (ii) the accounts listed in item 2 below. The "Average Balance" as used herein shall mean the average amount calculated using the average of the daily closing balances over the period from the date of the Agreement to the Closing Date.

2. Zero percent (0%) of all certificates of deposit and club savings accounts listed on Schedule A on the Closing Date.

                                    EXHIBIT A

                 DEPOSIT ASSUMPTION AND LOAN PURCHASE AGREEMENT

                                     BETWEEN

                              KOREA EXCHANGE BANK

                                      AND

                                 NARA BANK, N.A.

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into this ____ day of ____________, 2003, by and between Korea Exchange Bank, Seoul, Republic of Korea ("Seller"), and Nara Bank, N.A., a national bank ("Buyer").

                              W I T N E S S E T H:

WHEREAS, Seller and Buyer have entered into a Deposit Assumption and Loan Purchase Agreement dated as of _____________, 2003 (the "Agreement"), which provides for the assignment by Seller of all of its rights and interests in and to certain deposit liabilities related to Seller's office located at 49-51 West 33rd Street, New York, New York, and the assumption by Buyer of all of Seller's liabilities thereunder, all as set forth in the Agreement;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt of which is hereby acknowledged by Seller and Buyer, Seller hereby assigns, transfers and sets over to Buyer all of Seller's rights and interest to, and Buyer does hereby assume all of Seller's liabilities and obligations in connection with, all Accounts set forth on Schedule A attached hereto on the Closing Date.

Nothing contained herein shall require Buyer to pay or discharge any debts or obligations expressly assumed hereby so long as Buyer shall in good faith contest or cause to be contested the amount or validity thereof.

Other than as specifically stated above or in the Agreement, Buyer assumes no debt, liability or obligation of Seller by this Assignment and Assumption Agreement, and it is expressly understood and agreed that all debts, liabilities and obligations not assumed hereby by Buyer shall remain the sole obligation of Seller, its successors and assigns.

No person other than Seller, its successors and assigns shall have any rights under this Assignment and Assumption Agreement or the provisions contained herein.

This Assignment and Assumption Agreement is intended to evidence the consummation of the transactions contemplated by the Agreement and is made without representation or warranty except as provided in and by the Agreement. This Assignment and Assumption Agreement is in all respects subject to the provisions of the Agreement and is not intended in any way to supersede, limit, expand or qualify any provision of the Agreement.

Capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Agreement.

This Assumption Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State without giving effect to the conflicts of law principles thereof. Section 22 of the Agreement on consent to jurisdiction and waiver of immunities is incorporated herein by reference and made a part hereof as if fully set forth herein.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Assignment and Assumption Agreement on the day and year first above written.

                                                BUYER:

                                                NARA BANK NATIONAL ASSOCIATION

                                                By: ___________________________
                                                Name: Benjamin Hong
                                                Title: President

                                                SELLER:

                                                KOREA EXCHANGE BANK

                                                By:_____________________________
                                                Name:___________________________
                                                Title:__________________________

                                    EXHIBIT B

                 DEPOSIT ASSUMPTION AND LOAN PURCHASE AGREEMENT

                                     BETWEEN

                               KOREA EXCHANGE BANK

                                       AND

                                 NARA BANK, N.A.

                                  BILL OF SALE

THIS BILL OF SALE is dated this ____ day of _____________, 2003, by Korea Exchange Bank, Seoul, Republic of Korea ("Seller").

                              W I T N E S S E T H:

WHEREAS, Seller and Nara Bank, N.A., a national bank ("Buyer"), have entered into a Deposit Assumption and Loan Purchase Agreement dated as of August __, 2003 (the "Agreement"), which provides for the sale by Seller to Buyer of certain loans related to Seller's Broadway Branch located at 49-51 West 33rd Street, New York, New York, all as set forth in the Agreement;

NOW, THEREFORE, Seller, for good and valuable consideration, receipt of which is hereby acknowledged, does hereby grant, bargain, sell, assign, set over, convey and transfer to Buyer all of its right, title and interest in and to the following assets (the "Assets"):

(a) All of the Loans (including the Letters of Credit but excluding the Excluded Loans under Section 2(b) of the Agreement) set forth on Schedule B and Schedule C attached hereto on the Closing Date; and

(b)      All of Seller's files and records related to the Loans.

Seller, for itself and its successors and assigns, does hereby covenant and agree to and with Buyer and its successors and assigns that it (i) is seized of, and has the right to convey to Buyer, such title to the Assets as is provided in the Agreement, (ii) shall warrant and defend said title to the Assets in the manner provided in the Agreement, and (iii) shall, from time to time at the request of Buyer, provide Buyer with such information and assistance as may be necessary to give full force and effect to the intent and purposes of this Bill of Sale.

This Bill of Sale is intended to evidence the consummation of the transactions contemplated by the Agreement and is made without representation or warranty except as provided in and by the

Agreement. This Bill of Sale is in all respects subject to the provisions of the Agreement and is not intended in any way to supersede, limit, expand or qualify any provision of the Agreement.

Capitalized terms not defined herein shall have the meaning assigned to them in the Agreement.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed by its duly authorized officer, all as of the day and year first above written.

                                                   KOREA EXCHANGE BANK

                                                   By:__________________________
                                                   Name:________________________
                                                   Title:_______________________

                                      BB-2